Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Terry Younghanz, President and Chief Executive Officer
Rockhill Holding Company
(816) 412-2801

Jeffrey B. Murphy, President and CEO
Alfred L. LaTendresse, EVP and CFO
RTW, Inc.
(952) 893-0403
Rockhill Holding Company Completes Acquisition of RTW, Inc.
MINNEAPOLIS, MN — December 17, 2007 Rockhill Holding Company (“Rockhill”) and RTW, Inc. (“RTW”) (Nasdaq: RTWI), a leading provider of products and services to manage insured and self-insured workers’ compensation, disability and absence programs, announced today that they have completed the merger under which Rockhill acquired RTW as part of a reverse triangular merger. RTW will continue to operate as a separate wholly-owned subsidiary of Rockhill.
“We are very excited about joining Rockhill and are very pleased with the value we provided to our shareholders in this transaction,” said Jeffrey B. Murphy, President and CEO of RTW. “Thank you to each of the employees of RTW for the years of great work and accomplishments as an independent company. We are well-positioned with our strong operating insurance companies in American Compensation Insurance Company (“ACIC”) and Bloomington Compensation Insurance Company (“BCIC”) and our service business through RTW’s Absentia® division. We look forward to continuing to thrive and prosper as a subsidiary of Rockhill and are excited by the additional insurance expertise and access to capital that Rockhill brings to us. RTW is well-positioned to serve its customers now and well into the future and is focused on continuing to transform people from absent or idle to present and productive.”
“We have been looking forward to this day for a long time and are pleased to have RTW as an operating company of Rockhill,” said Terry Younghanz, President and CEO of Rockhill. “RTW helps to diversify our existing operations and mirrors our strategy of focus on specialty business. RTW comes to us with similar operating philosophies and cultural beliefs and is led by an exceptional executive management team who has positioned the company very well for the future. We are excited about the value RTW will bring to Rockhill and are pleased to be able to bring capacity and capability to RTW as it continues to grow its workers’ compensation insurance and service platforms into the future.”
Advisors
Keefe, Bruyette and Woods, Inc. acted as financial advisor and Lindquist & Vennum PLLP acted as legal counsel for RTW in this transaction.
Lathrop & Gage L.C. acted as legal counsel to Rockhill in the transaction.
About Rockhill Holding Company
Rockhill Holding Company is a Kansas City based insurance holding company writing specialty property and casualty business through its two insurance company subsidiaries, Rockhill Insurance Company and Plaza Insurance Company.
About RTW
RTW, Inc., based in Minneapolis, Minnesota, is a leading provider of products and services to manage insured and self-insured workers’ compensation, disability and absence programs. RTW provides these services, primarily directed at workers’ compensation to: (i) employers insured through its wholly-owned insurance subsidiaries, ACIC and BCIC; (ii) self-insured employers on a fee-for-service basis; (iii) state assigned risk plans on a percent of premium basis; (iv) other insurance companies; and (v) agents and employers on a consulting basis, charging hourly fees. RTW developed two proprietary systems to manage disability and absence: (i) ID15®, designed to quickly identify those injured employees who are likely to become inappropriately dependent on disability system benefits, including workers’ compensation; and (ii) RTW Solution®, designed to lower employers’ disability costs and improve productivity by returning injured employees to work as soon as safely possible. RTW supports these proprietary management systems with state-of-the-art technology and talented people dedicated to its vision of transforming people from absent or idle to present and productive. ACIC writes workers’ compensation insurance for employers primarily in Minnesota, Colorado and Michigan, but is growing in new markets including Florida, Texas, Kansas, Connecticut, North Carolina and Iowa. BCIC offers workers’ compensation insurance to selected employers in Minnesota, Michigan and Colorado. In addition, through its Absentia® division, RTW has expanded and provides non-insurance products and service offerings nationally. RTW’s services are effective across many industries. RTW, Inc. is traded on the Nasdaq Global Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com.

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